                                                                EXHIBIT 7.5


                               SECURITY AGREEMENT


     This Agreement is made as of the 28th day of July, 1989 by and among AMERICAN EQUITIES, INC., a Delaware corporation, DAVID L. SKINNER and SHIRLEY A. SKINNER, his wife (the "Skinners").

     WHEREAS, American Equities, Inc. has performed its obligations under the terms of a certain letter agreement dated as of the 25th day of August, 1988 (the "Letter Agreement") wherein American Equities agreed to assist the Skinners in locating a purchaser for Tessco Electronic Systems Support Company, Inc., a Texas corporation; and

     WHEREAS, the parties hereto wish to secure the obligations of the Skinners to American Equities, Inc. resulting from American Equities, Inc.'s performance under that letter agreement.

     NOW, THEREFORE, it is agreed as follows:



     1. On or before July 28, 1990, the skinners will pay an amount equal to the value of 8,500 shares of Code-Alarm common stock, without par value (the "Common Stock"), determined by averaging the high and low prices of the Common Stock, as reported in the Wall Street Journal for the five-day period commencing July 16, 1990.

     2. The Skinners hereby assign, as security to American Equities, Inc. 8,056 shares of the Common Stock held in their name which are represented by Certificate NO. CA-1353, which is attached hereto, which is accompanied by an Assignment Separate from Certificate duly executed in blank, as additional security to secure the payment of the Skinners to American Equities, Inc. as set forth herein.

     3. The Skinners acknowledge that they may owe American Equities, Inc. additional amounts pursuant to the Letter Agreement in the event that the Skinners receive additional monies under Sections 3.4, 3.5 and 3.6 of a certain Agreement and Plan of Merger of even date herewith.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                        AMERICAN EQUITIES, INC.
                                        By:  /s/ Christy Neill
                                           ----------------------------
                                           Christy Neill
                                           President

                                        /s/ David L. Skinner
                                        -------------------------------
                                        DAVID L. SKINNER



                                        /s/ Shirley A. Skinner
                                        -------------------------------
                                        SHIRLEY A. SKINNER



                                      -2-